Exhibit 10.5

Dienstvertrag		Service Agreement

zwischen		between

der W.E.T. Automotive Systems

Aktiengesellschaft,

Rudolf-Diesel-Str. 12, 85235 Odelzhausen,

-vertreten durch den Aufsichtsrat,

dieser wiederum vertreten durch

den Aufsichtsratsvorsitzenden,

Herrn Dr. Franz Scherer -

(die „Gesellschaft“),

W.E.T. Automotive Systems

Aktiengesellschaft,

Rudolf-Diesel-Str. 12, 85235 Odelzhausen,

Germany

-represented by the supervisory board,

the latter represented by its chairman,

Dr. Franz Scherer -

(the “Company”),

und		and

Herrn Caspar Baumhauer, Finsterwalder Str. 28, 80997 München („CB“, gemeinsam mit der Gesellschaft die „Parteien“).		Mr. Caspar Baumhauer, Finsterwalder Str. 28, 80997 Munich, Germany (“CB”, together with the Company the “Parties”).

I. Präambel		I. Preamble

1.	Die Parteien haben am 15. März 2005 einen Dienstvertrag geschlossen (der „Dienstvertrag“), der durch Nachträge vom 12. März 2010 („Erster Nachtrag“) und 4. Juli 2011 („Zweiter Nachtrag“) geändert und ergänzt wurde.	1.	The Parties have entered into, on 15 March 2005, a service agreement (the “Service Agreement”), which was amended and supplemented by amendments dated 12 March 2010 (“First Amendment”) and 4 July 2011 (“Second Amendment”).

2.	Die Amerigon Europe GmbH mit Sitz in Augsburg, eingetragen im Handelsregister des Amtsgerichts Augsburg unter HRB 25596 („Amerigon Europe“), hat am 11. April 2011 ein freiwilliges öffentliches Übernahmeangebot gemäß §§ 29 ff. des Wertpapiererwerbs- und Übernahmegesetzes (WpÜG) zum Erwerb sämtlicher Aktien der	2.	Amerigon Europe GmbH with its registered seat in Augsburg, Germany, registered with the commercial register at the local court of Augsburg under HRB 25596 (“Amerigon Europe”), has issued, on 11 April 2011, a voluntary public tender offer pursuant to Sections 29 et seq. of the German Securities Acquisition and Takeover Act (WpÜG) for the acquisition of all shares of the

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 2 von 20

	Gesellschaft abgegeben (das „Übernahmeangebot“). Amerigon Europe ist eine 100%-ige Tochtergesellschaft der Amerigon, Inc. mit Sitz in Northville, Michigan, USA („Amerigon, Inc.“).		Company (the “Tender Offer“). Amerigon Europe is a 100% subsidiary of Amerigon, Inc. with its registered seat in Northville, Michigan, USA (“Amerigon, Inc.”).

3.

Das Übernahmeangebot erfolgte in Übereinstimmung mit dem am 28. Februar 2011 zwischen der Gesellschaft, Amerigon Europe und Amerigon, Inc. geschlossenen Business Combination Agreement („BCA“), das nähere Regelungen zur (aus damaliger Sicht: künftigen) Beteiligung der Amerigon Europe an der Gesellschaft enthält. Unter anderem sieht das BCA in Ziffer III.2. vor, dass Amerigon Europe und die Gesellschaft nach dem Vollzug des Übernahmeangebots, vorbehaltlich der Zustimmung der entsprechenden Gesellschaftsorgane, insbesondere der Hauptversammlung der Gesellschaft, einen Beherrschungs- und Gewinnabführungsvertrag gemäß §§ 291 ff. AktG schließen (der „Beherrschungs- und Gewinnabführungsvertrag“). Darüber hinaus sieht das BCA in Ziffer III.4. vor, dass die Gesellschaft, vertreten durch den Aufsichtsrat, und die derzeitigen Mitglieder des Vorstands der Gesellschaft (die „Vorstandsmitglieder“, jedes einzelne ein „Vorstandsmitglied“) neue Dienstverträge mit Wirkung zum Wirksamwerden des Beherrschungs- und Gewinnabführungsvertrages durch Eintragung im Handelsregister schließen (der Zeitpunkt des Wirksamwerdens des Beherrschungs- und Gewinnabführungsvertrages das „BGAV-Wirksamkeitsdatum“).

Schließlich sieht das BCA, ebenfalls in

		3.	The Tender Offer was made in accordance with the Business Combination Agreement entered into on 28 February 2011 by the Company, Amerigon Europe and Amerigon, Inc. (“BCA”), which contains further provisions regarding the (then: future) participation of Amerigon Europe in the Company. Inter alia, the BCA provides in Section III.2. that Amerigon Europe and the Company shall enter into, after the consummation of the Tender Offer, subject to the approval of the respective corporate bodies, in particular the shareholders’ meeting of the Company, a domination and profit and loss transfer agreement within the meaning of Sections 291 et seq. of the German Stock Corporation Act (Beherrschungs- und Gewinnabführungsvertrag im Sinne der §§ 291 ff. AktG) (the “Domination and Profit and Loss Transfer Agreement”). Further, the BCA provides in Section III.4. that the Company, represented by the supervisory board, and the current members of the management board of the Company (the “Members of the Management Board”, each a “Member of the Management Board”) enter into new service agreements as of the Domination and Profit and Loss Transfer Agreement becoming effective by its registration with the commercial register (the effective date of the Domination and Profit and Loss Transfer Agreement the “DPLTA Effective Date”). Finally, the BCA provides, also in Section III.4., that the

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 3 von 20

	Ziffer III.4., vor, dass die derzeitigen Dienstverträge der Vorstandsmitglieder vor Abschluss des Beherrschungs- und Gewinnabführungsvertrages dahingehend ergänzt werden, dass jedes Vorstandsmitglied berechtigt ist, von seinem Amt zurückzutreten und seinen Dienstvertrag zu kündigen, wenn die Gesellschaft und das betreffende Vorstandsmitglied nicht bis zum BGAV-Wirksamkeitsdatum einen neuen Dienstvertrag geschlossen haben.

current service agreements of the Members of the Management Board shall be amended, prior to the signing of the Domination and Profit and Loss Transfer Agreement, in such way that each Member of the Management Board has the right to resign from his office and to terminate his service agreement in case the Company and the respective Member of the Management Board have not entered into a new service agreement prior to the DPLTA Effective Date.

4.	Mit dem Abschluss dieser Vereinbarung (die „Vereinbarung“) soll der Dienstvertrag in der Fassung des Ersten und des Zweiten Nachtrags weiter ergänzt und -aus Gründen der Übersichtlichkeit - in eine konsolidierte Fassung zusammengeführt werden. Hiernach soll diese Vereinbarung die einzige bindende Vereinbarung zwischen den Parteien sein.	4.	By the conclusion of this agreement (the “Agreement”), the Service Agreement, as amended by the First and Second Amendment, shall be further supplemented and -for clarity reasons - merged into one consolidated version. Hereafter, this Agreement shall be the only binding agreement between the Parties.

Dies vorausgeschickt, vereinbaren die Parteien hiermit was folgt:		NOW, THEREFORE, the Parties hereby agree as follows:
II. § 1 Position / Vertretung		II. § 1 Position / Representation

1.	CB wurde durch Beschluss des Aufsichtsrates vom 9. Juli 2010 für die Zeit vom 1. Juni 2011 bis zum 31. Mai 2014 zum Vorstandsmitglied bestellt.	1.	By resolution of the supervisory board dated 9 July 2010, CB was appointed Member of the Management Board for the time from 1 June 2011 to 31 May 2014.

2.	Dienstsitz von CB ist der Sitz der Gesellschaft in Odelzhausen.	2.	The regular place of office of CB is the registered seat of the Company in Odelzhausen.

3.	CB vertritt die Gesellschaft nach Maßgabe des Gesetzes, der	3.	CB represents the Company in accordance with the laws, the provisions of

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 4 von 20

	Vorschriften des Gesellschaftsvertrages (Satzung) und den Beschlüssen des Aufsichtsrats. Der Aufsichtsrat kann entscheiden, ob Einzel- oder Gesamtvertretungsbefugnis erteilt wird. Der Aufsichtsrat ist berechtigt, eine Geschäftsordnung für den Vorstand zu erlassen, in der unter anderem Geschäftsbereiche, Aufgaben und Verantwortungen der einzelnen Vorstandsmitglieder abgegrenzt werden. CB wird zum Vorstandsvorsitzenden bestimmt.		the articles of association and the resolutions of the supervisory board. The supervisory board may grant sole power or joint power of representation. The supervisory board is entitled to enact internal rules of procedure for the management board, defining, inter alia, the business areas, tasks and responsibilities of each Member of the Management Board. CB will be appointed chairman of the management board.

4.	Der Vorstand bedarf der Zustimmung zu den Geschäften, die die jeweilige Satzung oder der Aufsichtsrat, sofern aktienrechtlich und satzungsgemäß zulässig, für zustimmungsbedürftig erklären. Bei unterschiedlichen Regelungen in der Satzung oder in Aufsichtsratsbeschlüssen gilt vorrangig die für den Vorstand restriktivere Regelung.	4.	The management board requires the approval for such actions which the respective articles of association or the supervisory board, to the extent permissible under stock corporation law and the articles of association, declare as being subject to approval. In case of contradictory provisions in the articles of association or in resolutions of the supervisory board, such regulation shall apply which is more restrictive for the management board.

5.	Sofern Einzelvertretungsbefugnis erteilt ist, ist sie im Innenverhältnis dahingehend beschränkt, dass eine Zweitunterschrift und damit die Zustimmung eines anderen Vorstandsmitglieds benötigt wird für alle Geschäfte, die nach der Geschäftsordnung des Vorstands der vorherigen Zustimmung des Aufsichtsrats bedürfen.	5.	In case sole power of representation is granted, it is limited internally in such way that a second signature and, therefore, the approval of a further Member of the Management Board is required for all actions which require, pursuant to the internal rules of procedure of the management board, the prior approval of the supervisory board.

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 5 von 20

§ 2 Vergütung		§ 2 Remuneration

1.	CB erhält ein jährliches Bruttogehalt von EUR 450.000 („Grundgehalt“), zahlbar in zwölf gleichen Raten jeweils am Ende eines Monats. Soweit die Tätigkeit von CB in einem Vertragsjahr unterjährig beginnt oder endet, ist das Jahresgrundgehalt zeitanteilig geschuldet. Mit der Vergütung sind sämtliche Überstunden abgegolten.	1.	CB is entitled to an annual gross salary in the amount of EUR 450,000 (“Base Salary”), payable in twelve identical rates at the end of each calendar month. To the extent the functions of CB start or end during a contract year, the Base Salary is owed pro rata temporis. The remuneration includes all overtime.

2.	Zusätzlich zum Grundgehalt erhält CB eine jährliche erfolgsabhängige Tantieme, die sich nach Maßgabe der in Anlage 2.2 vorgesehenen Regelung errechnet.	2.	In addition to the Base Salary, CB is entitled to an annual performance-based management bonus which is calculated in accordance with the provisions set forth in Annex 2.2.

3.	Vorbehaltlich der Regelungen in § 2 Abs. 2 in Verbindung mit Anlage 2.2 ist die erfolgsabhängige Tantieme in dem Monat, in dem der Jahresabschluss festgestellt wird, abzurechnen und ist dann auch fällig.	3.	Subject to the provisions in Section 2 para. 2 in conjunction with Annex 2.2, the performance-based management bonus shall be calculated and is due in the month in which the annual financial statements are approved.

4.	Erbringt CB während seiner Amtszeit besondere Leistungen, die sich für die Gesellschaft oder ihre Tochtergesellschaften nachhaltig vorteilhaft auswirken und die bei Abschluss dieser Vereinbarung noch nicht absehbar waren, hat CB Anspruch auf eine Sondervergütung. Die Höhe der Sondervergütung richtet sich nach dem für die Gesellschaft oder ihre Tochtergesellschaften erzielten Vorteil und wird vom Aufsichtsrat nach dessen Ermessen unter Berücksichtigung einer nachhaltigen Unternehmensentwicklung und der Angemessenheit der Gesamtbezüge von CB bestimmt.	4.	In case CB renders, during his term of office, extraordinary services which lead to sustainably beneficial effects for the Company or its subsidiaries and which were not foreseeable at the time of the conclusion of this Agreement, CB is entitled to a special remuneration. The amount of the special remuneration shall be based on the benefits achieved for the Company or its subsidiaries and is determined by the supervisory board in its discretion under consideration of a sustainable development of the Company and the adequateness of the entire remuneration of CB.

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 6 von 20

§ 3 Gehaltsfortzahlung bei Krankheit oder Tod		§ 3 Continued Payment in Case of Sickness or Death

1.	Wird CB an der Ausübung seiner Tätigkeit durch Krankheit oder andere durch ihn nicht verschuldete Gründe verhindert, so erhält er für die Dauer von sechs Monaten, längstens jedoch bis zur Beendigung dieses Vertrages, sein zeitanteiliges Grundgehalt gemäß § 2 Abs. 1 sowie die zeitanteilige Tantieme gemäß § 2 Abs. 2 weiter.	1.	In case CB cannot fulfil his duties due to sickness or other reasons for which he is not responsible, he is entitled to a pro rata temporis payment of his Base Salary pursuant to Section 2 para. 1 and the performance-based management bonus pursuant to Section 2 para. 2 for a period of six months, at the longest, however, until the termination of this agreement.

2.	Im Falle des Todes von CB erhält seine Witwe ein Drittel der Gesamtbezüge gemäß vorstehendem § 2 Abs. 1 und 2 für das zum Zeitpunkt des Todes laufende Geschäftsjahr.	2.	In case of death of CB, his widow is entitled to the payment of one third of the total salary pursuant to Section 2 paras. 1 and 2 above for the business year in which the death occurred.

§ 4 Dienstwagen / Reisekosten		§ 4 Company Car / Travel Expenses

1.	Die Gesellschaft stellt CB einen Dienstwagen der Oberklasse zur Verfügung, der auch privat genutzt werden kann. Die private Nutzung ist von CB gemäß den jeweils gültigen deutschen steuerlichen Vorschriften als geldwerter Vorteil zu versteuern. Der Anschaffungswert ist auf EUR 80.000 vor MwSt. begrenzt.	1.	The Company shall make available to CB a company car of the premium segment which may also be used for private purposes. The private use is taxable by CB as financial benefit (geldwerter Vorteil) according to applicable German tax law, as amended from time to time. The acquisition value is limited to EUR 80,000 (excluding VAT).

2.	Die Gesellschaft erstattet CB belegte Reisekosten und Bewirtungsauslagen entsprechend den jeweils gültigen Festlegungen der Gesellschaft und den jeweils gültigen deutschen steuerrechtlichen Richtlinien.	2.	The Company reimburses to CB travel and hospitality expenses upon presentation of receipts in accordance with the rules of the Company and the applicable German taxation guidelines, as amended from time to time.

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 7 von 20

§ 5 Urlaub		§ 5 Vacation

CB hat Anspruch auf einen angemessenen Jahresurlaub, dessen Zeitpunkt und Dauer er selbst festlegt. Seinen Urlaub hat er in Abstimmung mit den übrigen Vorstandsmitgliedern so zu disponieren, dass die Interessen des Unternehmens vorrangig gewahrt bleiben.		CB is entitled to an appropriate annual vacation, the point of time and the duration of which are determined by himself. He shall determine his vacation in coordination with the other Members of the Management Board in such way that the interests of the Company are predominantly respected.

§ 6 Sonstige Leistungen		§ 6 Additional Services

1.	Die Gesellschaft erstattet CB, wenn und soweit er von der Versicherungspflicht befreit ist, jeweils 50% der Höchstbeiträge zur gesetzlichen Rentenversicherung, Krankenversicherung, Pflegeversicherung und Arbeitslosenversicherung. Bei Inanspruchnahme einer privaten Krankenversicherung und privater Pflegeversicherung erstattet die Gesellschaft die Beiträge bis zu den jeweils gesetzlich vorgeschriebenen Höchstbeiträgen.	1.	If and to the extent CB is not subject to the statutory insurance obligation, the Company reimburses to CB 50% of the maximum contributions to each of the statutory pension, health, long-term care and unemployment insurance. If CB engages in a private health and long-term care insurance, the Company reimburses to CB the contributions up to the maximum contributions as determined by law.

2.	Die Gesellschaft schließt für CB im Rahmen einer Gruppenunfallversicherung eine Unfall- und Invaliditätsversicherung ab. Der Versicherungsschutz im Rahmen dieser Versicherung umfasst alle beruflichen und außerberuflichen Unfälle. Die Versicherungssumme ist auf EUR 1.000.000 bei Tod und auf EUR 2.000.000 bei Invalidität abgeschlossen. Der Versicherungsschutz erlischt, sobald CB aus dem Dienstverhältnis mit der Gesellschaft ausscheidet. Die Versicherungsprämien trägt die Gesellschaft.	2.	The Company shall conclude an accident and invalidity insurance for the benefit of CB as part of a group accident insurance. The insurance protection within this insurance covers all business and non-business related accidents. The insurance sum is EUR 1,000,000 in case of death and EUR 2,000,000 in case of invalidity. The insurance protection ends as soon as the services of CB for the Company are terminated. The insurance premiums shall be borne by the Company.

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 8 von 20

3.	Für den Erwerb eines Anrechts von CB auf Sonderzahlungen in seine betriebliche Altersversorgung gilt § 10 Abs. 4 dieser Vereinbarung.	3.	For the acquisition of a right by CB to special payments into his company pension scheme Section 10 para. 4 of this Agreement shall apply.

4.	Die bestehende D&O Versicherung der Gesellschaft wurde per 30. Juni 2010 an die Erfordernisse des AktG angepasst (Selbstbehalt des Vorstandsmitglieds).	4.	The existing D&O insurance of the Company was adapted to the requirements of the AktG as of 30 June 2010 (deductible of the Member of the Management Board).

§ 7 Nebentätigkeit			§ 7 Secondary Occupations

1.	CB verpflichtet sich, seine ganze Arbeitskraft in den Dienst der Gesellschaft zu stellen und die Interessen der Gesellschaft nach besten Kräften zu fördern. Soweit das Wohl der Gesellschaft es erfordert, wird CB der Gesellschaft jederzeit auch über die betriebsübliche Arbeitszeit hinaus zur Verfügung stehen.	1.	CB undertakes to devote his entire working capacity to the service of the Company and to make best efforts to promote the interests of the Company. To the extent required for the benefit of the Company, CB will be available for the Company at any time, also in extension of the customary working time.

2.	Jede weitere entgeltliche oder unentgeltliche Beschäftigung und / oder unmittelbare oder mittelbare Beteiligung an anderen Unternehmen jeder Art bedarf der vorherigen schriftlichen Zustimmung des Aufsichtsrats. Dies gilt nicht für den üblichen Erwerb von Aktien oder sonstigen Geschäftsanteilen zu Investitionszwecken. Die Mitgliedschaft in Vertretungsgremien oder in Aufsichtsgremien anderer Gesellschaften ist dem Aufsichtsrat schriftlich anzuzeigen.	2.	Any other occupation, against payment or nonpaid, and / or any direct or indirect participation in other companies of any kind require the prior written consent of the supervisory board. This does not apply for the customary acquisition of stock or other shares for investment purposes. The supervisory board has to be informed in writing about memberships in other companies’ administrative or supervisory bodies.

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 9 von 20

§ 8 Diensterfindungen		§ 8 Service Inventions

1.	Für Erfindungen und qualifizierte technische Verbesserungsvorschläge gelten die Regelungen des Gesetzes über Arbeitnehmererfindungen in seiner jeweils gültigen Fassung entsprechend.	1.	With regard to inventions and qualified technical improvement proposals the provisions of the German Employee Inventions Act (Gesetz über Arbeitnehmererfindungen), as amended from time to time, shall apply mutatis mutandis.

2.	Die Parteien sind sich darüber einig, dass eine etwaige Vergütung für eine von der Gesellschaft in Anspruch genommene Diensterfindung mit der Zahlung des Grundgehalts gemäß obigem § 2 Abs. 1 vollständig abgegolten ist.	2.	The Parties agree that any possible remuneration for an invention called upon by the Company is fully compensated by the payment of the Base Salary pursuant to Section 2 para. 1 above.

§ 9 Geheimhaltung / Rückgabe von Unterlagen		§ 9 Confidentiality / Return of Documents

1.	CB ist verpflichtet, insbesondere auch während der Zeit nach Beendigung dieses Dienstvertrages, alle vertraulichen Informationen über das Geschäft, die Vertragsbeziehungen, Abschlüsse, Geschäfte oder besonderen Angelegenheiten der Gesellschaft oder von verbundenen Unternehmen geheim zu halten und diese Informationen nicht für seinen eigenen oder den Nutzen anderer zu verwenden. „Vertraulich“ in diesem Sinne sind insbesondere die in vorstehendem § 8 bezeichneten Erfindungen, Urheberrechte sowie das Know-how.	1.	CB is obliged, in particular also after the termination of this service agreement, to keep confidential all confidential information regarding the business, the contractual relationships, agreements, business affairs or special matters of the Company or of affiliated companies and to use this information not for his own benefit or for the benefit of third parties. “Confidential” in this sense are in particular the inventions as mentioned in Section 8 above, copyrights as well as the know-how.

2.	Während des Dienstverhältnisses wird CB auf Verlangen der Gesellschaft, spätestens aber bei Beendigung des Dienstverhältnisses unaufgefordert, der Gesellschaft alle in seinem Besitz	2.	CB shall return, during the term of his services, on the Company’s request, at the latest, however, upon termination of his services without request by the Company being necessary, all files and

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 10 von 20

	befindlichen oder seinem Zugriff unterliegenden Akten und sonstigen den Geschäftsbetrieb der Gesellschaft oder verbundener Unternehmen betreffende Unterlagen - insbesondere alle Pläne, Kunden, Preislisten, Druckmaterial, Urkunden, Zeichnungen, Notizen, Entwürfe - sowie Kopien davon zurückgeben, ohne Rücksicht darauf, ob er sie von der Gesellschaft selbst oder von verbundenen Unternehmen erhalten hat. Sinngemäß gilt das Gleiche für nicht körperliche Informationen und Materialien, z.B. Computerprogramme oder auf Datenträgern gespeicherte Informationen.		further documents related to the Company’s business or the business of affiliated companies - in particular all plans, clients, price lists, print material, deeds, drawings, notes, drafts - as well as copies thereof which are in his possession or which he has access to, regardless of whether he has received them from the Company or an affiliated company. The same shall apply mutatis mutandis to all non-physical information and materials, e.g. computer software and information saved on storage mediums.

§ 10 Laufzeit			§ 10 Term

1.	Diese Vereinbarung wird mit Wirkung zum 01.06.2005 geschlossen und endet am 31. Mai 2014, ohne dass es einer Kündigung bedarf. Sie tritt an die Stelle des (bisherigen) Dienstvertrags in der Fassung des Ersten Nachtrags und des Zweiten Nachtrags. Sämtliche bisherigen Vereinbarungen zwischen den Parteien werden hiermit ausdrücklich aufgehoben.	1.	This Agreement is entered into as of 1 June 2005 and ends on 31 May 2014 without a termination declaration being necessary. It shall replace the (hitherto existing) Service Agreement in the version of the First Amendment and of the Second Amendment. All hitherto existing agreements between the Parties are hereby expressly cancelled.

2.	Das Recht zur außerordentlichen Kündigung dieser Vereinbarung aus wichtigem Grund durch beide Seiten bleibt unberührt. Im Fall eines Widerrufs der Bestellung von CB als Vorstandsmitglied / einer Freistellung von CB sind etwaige Zahlungen aus dem bestehenden Vertragsverhältnis auf maximal das Zweifache des Grundgehalts gemäß § 2 Abs. 1 begrenzt, zuzüglich der Weiternutzung für maximal 2 Jahre des Dienstwagens, alternativ des entsprechenden	2.	The right of both Parties to terminate this Agreement for good cause remains unaffected. In case of revocation of the appointment of CB as Member of the Management Board / a release of CB, all potential payments according to the existing contractual relationship are limited to twice the Base Salary pursuant to Section 2 para. 1 plus the continued use of the company car for not more than two years, alternatively the respective financial benefit (geldwerter Vorteil). Para. 5 of this Section 10 remains

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 11 von 20

	geldwerten Vorteils. Absatz 5 dieses § 10 bleibt unberührt.		unaffected.

3.	Die Gesellschaft ist berechtigt, CB während der Laufzeit dieser Vereinbarung jederzeit von seiner Tätigkeit für die Gesellschaft freizustellen. Dies gilt insbesondere im Fall eines Widerrufs der Bestellung von CB als Vorstandsmitglied.	3.	The Company is entitled to release CB from his services for the Company at any time during the term of this Agreement. This applies in particular in case of a revocation of the appointment of CB as Member of the Management Board.

4.	Für den Fall, dass das Vertragsverhältnis ordnungsgemäß ausläuft und auf Wunsch nicht verlängert wird, spätestens bei Erreichen des gesetzlichen Rentenalters, erwirbt CB Anrecht auf eine Sonderzahlung in seine betriebliche Altersversorgung. Der Betrag errechnet sich auf Basis von EUR 60.000 für jedes volle Jahr als Vorstandsmitglied, beginnend mit und einschließlich des am 1. Juni 2011 beginnenden Vertragsjahres. Diese Sonderzahlung wird fällig zu Beginn des dem einvernehmlichen Vertragsauslauf folgenden Kalenderjahres. Eine weitere einmalige Sonderzahlung in die betriebliche Altersversorgung von EUR 120.000 wird fällig nach dem einvernehmlichen Auslaufen der Bestellungsperiode 1. Juni 2014 bis 31. Mai 2017.	4.	In case the contractual relationship expires orderly and is, upon request, not extended, at the latest when the statutory retirement age is reached, CB acquires the right to a special payment into his company pension scheme. The amount is calculated on a base of EUR 60,000 for each complete year as Member of the Management Board, starting with and including the contractual year beginning on 1 June 2011. This special payment becomes due at the beginning of the calendar year following the consensual expiry of the contractual relationship. A further one-time special payment into the company pension scheme of EUR 120,000 becomes due after the appointment period from 1 June 2014 to 31 March 2017 has expired consensually.

§ 11 Verschiedenes		§ 11 Miscellaneous

1.	Änderungen und / oder Ergänzungen dieser Vereinbarung, einschließlich dieses Schrifterfordernisses, bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für die Aufhebung dieser Klausel.	1.	Amendments and / or supplements to this Agreement, including this written form requirement, must be made in writing in order to be effective. This does also apply to the cancellation of this clause.

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 12 von 20

2.	Sollten einzelne Bestimmungen dieser Vereinbarung unwirksam sein oder werden, so berührt dies die Gültigkeit der übrigen Bestimmungen nicht. Anstelle der unwirksamen Bestimmung soll eine angemessene Regelung treten, die dem am nächsten kommt, was die Parteien nach ihrer wirtschaftlichen Zwecksetzung gewollt haben. Das gleiche gilt im Falle einer vertraglichen Lücke.	2.	In case individual provisions of this Agreement are or become invalid, this shall not affect the validity of the remaining provisions. The invalid provision shall be replaced by an adequate provision which comes closest to the economic intentions of the Parties. The same shall apply in case of a gap in this Agreement.

3.	Diese Vereinbarung unterliegt dem Recht der Bundesrepublik Deutschland. Gerichtsstand für alle sich aus oder in Zusammenhang mit dieser Vereinbarung ergebenden Streitigkeiten ist, soweit gesetzlich zulässig, München.	3.	This Agreement is subject to the laws of the Federal Republic of Germany. Place of jurisdiction for all disputes arising out of or in connection with this Agreement is, as far as legally permissible, Munich.

4.	Die deutsche Fassung dieser Vereinbarung ist maßgeblich.	4.	The German version of this Agreement shall prevail.

Odelzhausen, den 05.07.2011

/s/ Dr. Franz Scherer _		/s/ Caspar Baumhauer

W.E.T. Automotive Systems

Aktiengesellschaft,

hier vertreten durch den Aufsichtsrat /

here represented by the supervisory board,

dieser vertreten durch den Aufsichtsratsvorsitzenden /

the latter represented by its chairman,

Dr. Franz Scherer

		Caspar Baumhauer

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 13 von 20

Anlage 2.2		Annex 2.2

Zusätzlich zum Grundgehalt erhält das Vorstandsmitglied eine jährliche erfolgsabhängige Tantieme (der „Bonus“), die an die Entwicklung des Unternehmenswertes (EVA, Stern Stewart) der W.E.T-Gruppe nach Maßgabe der folgenden Regelungen gekoppelt ist:		In addition to the Base Salary, the Member of the Management Board is entitled to an annual performance-based management bonus (the “Bonus”) which is linked to the development of the enterprise value (EVA, Stern Stewart) of the W.E.T. Group in according to the following provisions:

1.	Basis für den Bonus ist das Erreichen von bestimmten EVA-Werten, die sich auf die gesamte W.E.T.-Gruppe beziehen (die „EVA-Zielwerte“). Die EVA-Zielwerte werden für einen Zeitraum von jeweils 3 (drei) Jahren einvernehmlich zwischen dem Vorstand und dem Aufsichtsrat festgelegt, erstmals beginnend mit dem Geschäftsjahr 2011 für die Jahre 2011 bis 2013.	1.	The Bonus is based on the achievement of certain EVA values with regard to the entire W.E.T. Group (the “EVA Target Values”). The EVA Target Values are consensually determined by the management board and the supervisory board for a period of 3 (three) years, for the first time beginning with the business year 2011 for the years 2011 to 2013.

2.	Die EVA-Zielwerte basieren hierbei auf einem mit dem Vorstand abgestimmten Berechnungsmodell von Stern Stewart und basieren auf den vorläufigen Abschlusszahlen für das Geschäftsjahr 2010 und den Budgetzahlen für die Jahre 2011 bis 2013. Ob die EVA-Zielwerte erreicht werden, richtet sich nach der als Anlage beigefügten Berechnung.	2.	The EVA Target Values are based on a calculation model according to Stern Stewart, as agreed upon with the management board, and are based on the preliminary year-end figures for the business year 2010 and the budget figures for the years 2011 to 2013. Whether or not the EVA Target Values are achieved, depends on the calculation attached hereto as annex.

3.	Bei Erreichen der EVA-Zielwerte ergibt sich ein Bonus in Höhe von 100%, der 50 % des Grundgehaltes des Vorstandsmitglieds nach § 2 Abs. 1 des Dienstvertrages entspricht (der „Basis-Bonus“). Der Zielerreichungsgrad kann für die Zwecke der Berechnung des Bonuses niedrigstenfalls -100 % und maximal +300% (der „Maximal-Bonus“) betragen. Bei Über- oder Unterschreitungen innerhalb dieser	3.	Upon achievement of the EVA Target Values, a Bonus of 100 % arises which equals 50 % of the Base Salary of the Member of the Management Board pursuant to Section 2 para. 1 of the service agreement (the “Base Bonus”). The degree of target achievement may be, for calculation purposes, as a minimum -100 % and as a maximum +300% (the “Maximum Bonus”). In case of exceedance or shortfall within

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 14 von 20

	Bandbreite ist der Zielerreichungsgrad linear zu ermitteln.			this range, the degree of target achievement is to be determined straight proportionally.

4.	Nach Ablauf des Geschäftsjahres wird auf Grundlage des konsolidierten IFRS Konzernabschlusses der W.E.T.-Gruppe der Zielerreichungsgrad für die EVA-Zielwerte durch den Aufsichtsrat festgestellt und der sich danach zu errechnende Bonus ermittelt. Bei Änderungen des Konsolidierungskreises während des laufenden Geschäftsjahres sind die jeweiligen festgelegten EVA-Zielwerte -soweit erforderlich - anzupassen. Die Anpassung erfolgt pro rata temporis einvernehmlich zwischen dem Aufsichtsrat und allen Vorstandsmitgliedern unter Bezugnahme und Berücksichtigung der maßgeblichen Vorjahreszahlen der neu zu konsolidierenden bzw. zu dekonsolidierenden Gesellschaft(en) durch entsprechende Erhöhung bzw. Reduzierung der betroffenen EVA-Zielwerte.		4.	After the end of the business year the degree of target achievement for the EVA Target Values is determined by the supervisory board based on the IFRS consolidated financial statements of the W.E.T. Group, and the Bonus resulting thereafter is to be determined. In case of changes of the consolidated companies during the business year, the respectively determined EVA Target Values are to be adjusted, if necessary. The adjustment shall be made pro rata temporis consensually between the supervisory board and all Members of the Management Board with reference to and taking into consideration of the relevant prior-year figures of the company/-ies to be additionally consolidated or to be unconsolidated by increase or decrease of the concerned EVA Target Values, respectively.

5.	Der Bonus berechnet sich als Multiplikation von Basis-Bonus mal Zielerreichungsgrad. Insofern kann der Bonus auch negativ sein. Er kann aber nicht höher als das Dreifache des Basis-Bonus sein.		5.	The Bonus is calculated by multiplying the Base Bonus with the degree of target achievement. Therefore, the Bonus can also be negative. But it may not exceed the amount of three times the Base Bonus.

6.	Das Entstehen und die Auszahlung des Bonus unterliegt Restriktionen („Bonus-Bank“), um die Nachhaltigkeit der Anreizwirkung durch die erfolgsabhängige Tantieme zu gewährleisten:		6.	The arising and the payout of the Bonus is subject to certain restrictions (“Bonus Bank”), in order to guarantee the sustainability of the incentive by the performance-based management bonus:

	a.	Sofern der Zielerreichungsgrad 0 % bis einschließlich +100 % beträgt,		a.	If the degree of target achievement is 0 % up to +100%, the Bonus to

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 15 von 20

	ist der hierauf zu zahlende Bonus vollständig in dem Monat, in dem der Jahresabschluss festgestellt wird, abzurechnen. Der Bonus ist dann auch fällig und auf das der Gesellschaft bekannte Konto des Vorstandsmitglieds nach Abzug von Steuern und sonstigen Abgaben (die „Abgaben“) auszuzahlen.			be paid thereon is to be fully determined in the month in which the annual financial statements are approved. The Bonus is then also due and to be transferred to the bank account of the Member of the Management Board which is known to the Company after deduction of taxes and additional levies (the “Levies”).

b.	Sofern der Zielerreichungsgrad mehr als +100 % beträgt, ist der Bonus		b.	If the degree of target achievement is higher than +100%, the Bonus is

	i.	in Höhe des nach Ziffer 6 lit. a errechneten Betrages in dem Monat, in dem der Jahresabschluss festgestellt wird, abzurechnen. Dieser Teil des Bonuses ist dann auch fällig und auf das der Gesellschaft bekannte Konto des Vorstandsmitgliedes nach Abzug von Abgaben auszuzahlen;		i.	to be determined in the amount to be calculated pursuant to Section 6 lit. a in the month in which the annual financial statements are approved. This part of the Bonus is then also due and to be transferred to the bank account of the Member of the Management Board which is known to the Company after deduction of Levies;

	ii.	in Höhe des Restbetrages („Überschießender Bonus“) in die bei der Gesellschaft rechnerisch geführte Bonus-Bank des Vorstandsmitgliedes einzustellen; die Einstellung in die Bonus-Bank erfolgt 12 Monate nach Feststellung des Überschießenden Bonuses.		ii.	to the amount remaining (“Excessive Bonus”) to be credited to the Bonus Bank of the Member of the Management Board which is to be run by the Company in virtual form; the Excessive Bonus is to be credited to the Bonus Bank 12 months after its determination.

c.	Sofern der Zielerreichungsgrad zwischen -100% (einschließlich) und 0% (ausschließlich) liegt, erfolgt in dem Monat, in dem der Jahresabschluss festgestellt wird, keine Auszahlung eines Basis-Bonuses, sondern der negative Bonus wird als Abzugsposten in die bei der Gesellschaft rechnerisch		c.	If the degree of target achievement is between -100% (inclusive) and 0% (exclusive), no Base Bonus is paid out in the month in which the annual financial statements are approved, but the negative Bonus is to be accounted for deduction in the Bonus Bank of the Member of the Management Board which is to be

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 16 von 20

		geführte Bonus-Bank des Vorstandsmitgliedes eingestellt („Negativer Bonus“).			run by the Company in virtual form (“Negative Bonus”).

	d.	Die in die bei der Gesellschaft rechnerisch geführte Bonus-Bank des Vorstandsmitglieds eingestellten Überschießenden Boni sind mit eingestellten Negativen Boni innerhalb der Bonus-Bank zu verrechnen und der so ermittelte Saldo in der Bonus-Bank festzuhalten („Saldo Bonus“). Der Saldo Bonus kann negativ, jedoch kann er in Summe nicht niedriger als -100 % sein.		d.	The Excessive Bonuses credited to the Bonus Bank of the Member of the Management Board which is to be run by the Company in virtual form are to be settled with Negative Bonuses credited to the Bonus Bank, and the balance resulting therefrom is to be registered with the Bonus Bank (“Balance Bonus”). The Balance Bonus can be negative, but its sum cannot be less than -100%.

	e.	Jedes Jahr, beginnend mit dem Geschäftsjahr 2012, ist ein positiver Saldo Bonus in Höhe eines Betrages, der 33 % des Saldo Bonuses entspricht, in dem Monat, in dem der Jahresabschluss festgestellt wird, abzurechnen, d.h. der positive Saldo Bonus in der Bonus-Bank verringert sich entsprechend. Dieser Teil des Bonuses ist dann auch fällig und auf das der Gesellschaft bekannte Konto des Vorstandsmitgliedes nach Abzug von Abgaben auszuzahlen.		e.	Starting with the business year 2012, each year a positive Balance Bonus is to be settled in the amount of 33 % of the Balance Bonus in the month in which the annual financial statements are approved, i.e. the positive Balance Bonus in the Bonus Bank decreases accordingly. This part of the Bonus is then also due and to be transferred to the bank account of the Member of the Management Board which is known to the Company after deduction of Levies.

7.	Bei Beendigung des Dienstvertrages des Vorstandsmitgliedes ist die Bonus-Bank 12 Monate nach Beendigung des Dienstvertrages (die „Nachlaufphase“) auf Basis des Saldo Bonuses und unter Berücksichtigung des Grundes der Beendigung abzurechnen. Das bedeutet, dass sich der bei der Gesellschaft in der rechnerisch geführten Bonus-Bank des Vorstandsmitglieds ausgewiesene Saldo Bonus in Abhängigkeit vom Zielerreichungsgrad in der		7.	Upon termination of the service agreement of the Member of the Management Board, the Bonus Bank is to be finally settled 12 months after the termination of the service agreement (the “Follow-Up Period”), based on the Balance Bonus and under consideration of the reason for the termination. This means that the Balance Bonus shown in the Bonus Bank of the Member of the Management Board, which is to be run by the Company in virtual form, can change depending on the degree of target

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 17 von 20

Nachlaufphase noch verändern kann.		achievement in the Follow-Up Period.

a.	Erfolgt die Beendigung des Dienstvertrages des Vorstandsmitglieds aus Gründen, die ihn als Good Leaver (s.u. lit. h) qualifizieren, so kann sich der Saldo Bonus in der Nachlaufphase verringern oder erhöhen.	a.	In case the termination of the service agreement of the Member of the Management Board occurs for reasons qualifying him as Good Leaver (see lit. h below), the Balance Bonus can decrease or increase during the Follow-Up Period.

b.	Erfolgt die Beendigung des Dienstvertrages des Vorstandsmitglieds aus Gründen, die ihn als Bad Leaver (s.u. lit. g) qualifizieren, so ist der Saldo Bonus nach der Nachlaufphase maximal Null und es erfolgt auf jeden Fall keine Ausschüttung an das Vorstandsmitglied. Der Saldo Bonus kann sich aber in der Nachlaufphase auch verringern und damit negativ werden.	b.	In case the termination of the service agreement of the Member of the Management Board occurs for reasons qualifying him as Bad Leaver (see lit. g below), the Balance Bonus equals at most zero at the end of the Follow-Up Period, and there is no payout to the Member of the Management Board. However, the Balance Bonus can also decrease in the Follow-Up Period, and thus become negative.

c.	Eine Veränderung greift nur dann ein, wenn der Zielerreichungsgrad innerhalb der Nachlaufphase kleiner als 0 % ist oder größer als +200%. Bei einem Zielerreichungsgrad innerhalb der Nachlaufphase, der gleich oder größer als 0%, aber gleich oder kleiner als +200 % ist, erfolgt keine Veränderung. Ist der Zielerreichungsgrad größer als +200%, so ist für die Veränderung des Saldo Bonus nur ein die Schwelle von +200% überschießender Zielerreichungsgrad bis maximal +300 % für die Veränderung anzusetzen, so dass eine Veränderung in diesem Fall maximal +100 % betragen kann.	c.	There will only be a change in case the degree of target achievement within the Follow-Up Period is less than 0 % or higher than +200%. If the degree of target achievement within the Follow-Up Period is higher than or equal to 0%, but less than or equal to +200%, there will be no change. If the degree of target achievement is higher than +200%, only a degree of target achievement exceeding +200 % up to +300 % is applicable for the change of the Balance Bonus, so that in this case a change can be at most +100%.

d.	Bei einer unterjährigen Beendigung des Dienstvertrages wird der Aufsichtsrat der Gesellschaft zum	d.	If the service agreement is terminated in the course of a year, the supervisory board of the Company

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 18 von 20

	Ende der Nachlaufphase die Höhe des Zielerreichungsgrades nach billigem Ermessen festlegen.			will determine the degree of target achievement at the end of the Follow-Up Period in its equitable discretion.

e.	Erfolgt die Beendigung des Dienstvertrages des Vorstandsmitgliedes aus Gründen, die ihn als Good Leaver (s.u. lit. h) qualifizieren und sofern am Ende der Nachlaufzeit ein positiver Saldo Bonus besteht, wird eine Zahlung in Höhe eines Betrages, der dem dann festgestellten positiven Saldo Bonus entspricht, mit einem Abschlag von 10 % auf diesen Betrag fällig. Der so ermittelte Betrag ist auf das der Gesellschaft bekannte Konto des Vorstandsmitgliedes nach Abzug von Abgaben auszuzahlen.		e.	In case the termination of the service agreement of the Member of the Management Board occurs for reasons qualifying him as Good Leaver (see lit. h below), and if there is, at the end of the Follow-Up Period, a positive Balance Bonus, a payment becomes due in the amount which equals the positive Balance Bonus determined at that time, with a deduction of 10%. The amount thus determined is to be transferred to the bank account of the Member of the Management Board which is known to the Company after deduction of Levies.

f.	Sofern am Ende der Nachlaufzeit ein negativer Saldo Bonus festgestellt wird, und		f.	If, at the end of the Follow-Up Period, a negative Balance Bonus is determined, and

	i.	die Beendigung des Dienstvertrages des Vorstandsmitgliedes aus Gründen erfolgt, die ihn als Good Leaver qualifizieren, so hat das Vorstandsmitglied einen Betrag in Höhe von 50 % des dann festgestellten negativen Saldo Bonus (ohne darauf entfallende Abgaben) an die Gesellschaft zurückzuzahlen; oder		i.	the termination of the service agreement of the Member of the Management Board occurs for reasons qualifying him as Good Leaver, the Member of the Management Board has to pay back to the Company an amount of 50 % of the negative Balance Bonus then determined (excluding Levies related thereto); or

	ii.	die Beendigung des Dienstvertrages des Vorstandsmitgliedes aus Gründen erfolgt, die ihn als Bad Leaver qualifizieren, so hat das Vorstandsmitglied einen Betrag in Höhe des dann festgestellten		ii.	the termination of the service agreement of the Member of the Management Board occurs for reasons qualifying him as Bad Leaver, the Member of the Management Board has to pay back to the Company the

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 19 von 20

	negativen Saldo Bonus (ohne darauf entfallende Abgaben) an die Gesellschaft zurückzuzahlen.		amount of the negative Balance Bonus then determined (excluding Levies related thereto).

	Eine Rückzahlungsverpflichtung des Vorstandsmitglieds besteht nur soweit und nur in der Höhe wie das Vorstandsmitglied in der Vergangenheit aufgrund der erfolgsabhängigen Tantieme Bonuszahlungen erhalten hat. Das Vorstandsmitglied haftet für die Rückzahlungsverpflichtung nicht mit seinem von der Gesellschaft erhaltenen Grundgehalt.		A payback obligation of the Member of the Management Board exists only to the extent and up to the amount in which the Member of the Management Board has received Bonus payments in the past due to the performance-based management bonus. As regards the payback obligation, the Member of the Management Board is not liable with his Base Salary received by the Company.

	Der Aufsichtsrat kann nach billigem Ermessen auf eine Rückzahlung eines Bonuses nach diesem lit. f ganz oder teilweise verzichten.		The supervisory board may waive a payback of the Bonus pursuant to this lit. f fully or partly in its equitable discretion.

	Die jeweils so ermittelten Beträge sind von dem Vorstandsmitglied innerhalb von 60 Werktagen nach Mitteilung durch die Gesellschaft auf ein von der Gesellschaft dem Vorstandsmitglied mitgeteiltes Konto einzuzahlen. Hieraus erfolgende Erstattungen für Abgaben auf die ursprünglichen Boni-Zahlungen stehen der Gesellschaft zu.		The respective amounts thus determined are to be transferred by the Member of the Management Board to a bank account named by the Company within 60 business days following the notification by the Company. The Company is entitled to reimbursements of Levies arising therefrom which relate to the original Bonus payments.

g.	Als „Bad Leaver“ qualifiziert ein Vorstandsmitglied, dessen Dienstvertrag durch die Gesellschaft aus wichtigem Grund nach § 626 BGB beendet oder dessen Bestellung als Vorstandsmitglied aus wichtigem Grund nach § 84 Abs. 3 AktG widerrufen wird.	g.	“Bad Leaver” is a Member of the Management Board whose service agreement is terminated by the Company for good cause pursuant to Section 626 of the German Civil Code (Bürgerliches Gesetzbuch, BGB) or whose appointment as Member of the Management Board is revoked for good cause pursuant to Section 84 para. 3 of the German Stock Corporation Act

Dienstvertrag // Herr Caspar Baumhauer / W.E.T. Automotive Systems AG	Seite 20 von 20

					(Aktiengesetz, AktG).

	h.	Als „Good Leaver“ qualifiziert ein Vorstandsmitglied, dessen Dienstvertrag aus Gründen endet, die ihn nicht als Bad Leaver qualifizieren.		h.	“Good Leaver” is a Member of the Management Board whose service agreement ends for reasons which do not qualify him as Bad Leaver.

8.	Ein Berechnungsbeispiel ist als Anlage beigefügt. [fehlt bislang]		8.	A sample calculation is attached as annex. [hitherto missing]

* * *